               THIS CONSULTING AGREEMENT made and effective the 12th day of October,1999.

BETWEEN:

CARBIZ.COM INC., a corporation incorporated under the laws of the Province of Ontario,

(hereinafter called the "Corporation")

OF THE FIRST PART;

- and -

1043917 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario,

(hereinafter called the "Consultant")

OF THE SECOND PART;

and -

CARL RITTER, of the City of Toronto, in the Province of Ontario, (hereinafter called the "Covenantor")

OF THE THIRD PART.

               WHEREAS the Corporation desires to hire the Consultant as an independent contractor and the Consultant desires to provide services to the Corporation as a consultant;

               AND WHEREAS the Covenantor is a principal of the Consultant;

               NOW THEREFORE IN CONSIDERATION of the premises and respective covenants hereinafter set forth, the sum of two ($2.00) dollars paid by each of the parties hereto to the other and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties hereby agree as follows:

l.             Relationship

               The Corporation hereby retains the Consultant as an independent contractor to serve as a consultant for the Corporation and the Consultant hereby agrees to such engagement upon the terms and conditions of this Agreement.

2.             Duties

(a)
The Consultant shall perform services and duties for the Corporation as reasonably requested by Corporation including without limitation those services and duties as are set out in Schedule "A" hereto. The Consultant agrees to provide the Covenantor at such times as Covenantor considers reasonable in the circumstances to perform such services and duties. The Consultant acknowledges and agrees that the Consultant and the Covenantor will not be obliged to perform their services according to any predetermined timetable and that the Consultant and Covenantor may devote such time to the Corporation as is required in the circumstances.

(b)
Unless prevented by ill health or other sufficient cause, the Consultant and the Covenantor shall devote, during the Term (as hereinafter defined), such time and attention to the business of the Corporation as the Consultant and the Covenantor consider appropriate in the circumstances.

(c)	The Consultant and the Covenantor shall use their best efforts to promote the interests of the Corporation.

3.             Term

                Unless sooner terminated as provided for herein, this Agreement shall remain in force and effect for an initial term commencing on the date first above written and ending on January 31, 2005 (the "Term"). This Agreement may be renewed on the terms and conditions that the Corporation, the Consultant and the Covenantor consider reasonable in the circumstances.

4.             Compensation and Benefits

(a)
Commencing as of the date first above written until January 31, 2000 (prorated as applicable to take in consideration a part of a week), the Corporation shall pay to the Consultant a fee (the "Consulting Fee") of two thousand three hundred and seven dollars and seventy cents ($2,307.70) Dollars per week, in advance.

(b)
Commencing on February 1, 2000, until and including January 31, 2001, the Corporation shall pay to the Consultant a Consulting Fee of one hundred and sixtyfive thousand ($165,000.00) dollars per annum plus GST, payable weekly, in advance;

(c)
Commencing on February 1, 2001, until and including January 31, 2002, the Corporation shall pay to the Consultant a Consulting Fee of one hundred seventythree thousand two hundred and fifty ($173,250.00) dollars per annum plus GST, payable weekly, in advance;

(d)
Commencing on February 1, 2002, until and including January 31, 2003, the Corporation shall pay to the Consultant a Consulting Fee of one hundred and eighty-one thousand nine hundred and twelve dollars and fifty cents ($181,912.50) per annum plus GST, payable weekly, in advance;

(e)
Commencing on February 1, 2003, until and including January 31, 2004, the Corporation shall pay to the Consultant a Consulting Fee of one hundred and ninety-one thousand and eight dollars and thirteen cents ($191,008.13) per annum plus GST, payable weekly, in advance;

(f)
Commencing on February 1, 2004, until and including January 31, 2005, the Corporation shall, pay to the Consultant a Consulting Fee of two hundred thousand five hundred and fifty-eight dollars and fifty-three cents ($200,558.53) per annum plus GST, payable weekly, in advance;

(g)
The Consultant shall be entitled to reimbursement of all actual reasonable expenses incurred by the Consultant in connection with its duties hereunder including without limiting the generality of the foregoing a car allowance of $500.00 per month (plus GST), provided that a proper statement itemizing such expenses and proper vouchers and receipts in support of same is submitted by the Consultant to the Corporation from time to time in accordance with any accounting practices adopted by the Corporation.

(h)
The Corporation agrees to review on an annual basis commencing April 1, 2001 the Consulting Fee and car allowance payable under this Agreement and, if the Corporation agrees that it is reasonable in the circumstances, to increase the Consulting Fee and/or car allowance.

(i)
The Corporation acknowledges and agrees that the Covenantor is entitled, upon providing the Corporation with reasonable notice, to not provide services nor attend at the offices of the Corporation for a period of four (4) weeks in such duration as the Covenantor requests (ie daily or weekly) in any 365-day period during the Term.

(j)
The Consultant and the Covenantor jointly and severally agree to indemnify and save harmless the Corporation from and against any penalties, fines, costs, losses, damages and expenses that the Corporation may sustain or incur as a result of the Corporation not making any statutory remittances with respect to the Covenantor including without limitation, unemployment insurances premiums, workers compensation payment and income tax deductions.

5.             Termination

(a)	The Corporation may at any time, by giving written notice to the Consultant, terminate this Agreement if the Consultant or the Covenantor does any of the following:

	(i)	commits a breach of trust;

	(ii)	is grossly negligent in the performance of its duties;

	(iii)	becomes incompetent; and/or,

	(iv)	commits a material breach of any provision of this Agreement.

Termination shall be effective when notice is given at which time this Agreement shall automatically terminate along with the rights and obligations contained herein, including the payment of any fee or benefit and all other monies due up to the date of Termination; except that the provisions set forth in Sections 6 and 7 hereof shall survive after termination and shall continue in full force and effect.

(b)	If during the Term the Covenantor dies, this Agreement shall be considered to terminate as of the date of his death. In such event, the Consultant shall be paid:

	(i)	its Consulting Fee until the date of death of the Covenantor; and

	(ii)	any benefit to which the Consultant or the Covenantor is otherwise entitled as of the date of his death and all other monies due up to the date of termination.

(c)
The Corporation may at any time, by giving the Consultant two (2) years notice in writing, terminate this Agreement. During the two-year notice period, the Consultant shall receive its Consulting Fee and all amounts that are payable to the Consultant under the terms of this Agreement. The Corporation may also, in lieu of two-years notice, terminate this Agreement by delivering to the Consultant a termination notice along with an amount, in cash or certified cheque, equivalent to two years of the Consulting Fee payable to the Consultant commencing from the date said termination notice is delivered along with all other amounts payable to the Consultant during said two-year period pursuant to the terms of this Agreement. The Corporation agrees that the two-year notice period is reasonable in the circumstances.

(d)	The Consultant and the Covenantor may jointly terminate this Agreement at any time during the Term n (including any renewals or extensions thereof) on three months' notice to the Corporation.

6.              Confidentiality

(a)
The Consultant acknowledges that in providing its consulting services to the Corporation, the Consultant and the Covenantor will require and be exposed to information about certain matters which are confidential to the Corporation or its Subsidiaries and not known to the public or to the competitors (the "Confidential Materials and Information"), and which Confidential Materials and Information are the exclusive property of the Corporation, and includes without limitation the following:

(i)
Confidential methods of operation, which includes all information related to the Corporation's or its Subsidiaries unique marketing programs, unique products, unique methods, unique service systems, unique software programs and trade secrets;

(ii)
All information regarding the Corporation's or its Subsidiaries' existing customers and clients, including customer lists, contracts, prices, invoices, computer print outs and other similar information;

	(iii)	All information concerning the Corporation's or its Subsidiaries' potential customers and clients, including mailing lists, prospect cards and other similar information;

	(iv)	Any information which gives the Corporation or its Subsidiaries an opportunity to obtain an advantage over competitors;

	(v)	Financial Information, including the Corporation's or its Subsidiaries' costs, sales, income, profits and other similar information;

	(vi)	Business opportunities, including all ventures considered by the Corporation or its Subsidiaries, whether or not such ventures are pursued;

	(vii)	Personnel information, including the names of employees and applicable remuneration and benefit policy; and,

	(viii)	Computer programs and procedures relating to the Corporation's or its Subsidiaries' business including without limitation, source codes.

(b)
Each of the Consultant and the Covenantor acknowledges that the Confidential Materials and Information referred to in Subparagraph 6 (a) could be used to the detriment of the Corporation. Accordingly, throughout the Term, including any renewals or extensions thereof, the Consultant and the Covenantor jointly and severally undertake not to disclose to any third party and treat in strict confidence all Confidential Materials and Information, except for disclosures necessary by the Consultant to properly discharge its duties under this Agreement. Further, after the termination of this Agreement, regardless of how that termination should occur, the Consultant and the Covenantor jointly and severally undertake, without time limitation, not to disclose to any third party to treat in strict confidence all Confidential Materials and Information.

(c)
Each of the Consultant and the Covenantor jointly and severally understands and agrees that the restrictions and covenants contained in this Section 6 constitute a material inducement of the Corporation to enter into this Agreement, and that the Corporation would not enter into this Agreement absence such inducement. Each of the Consultant and the Covenantor jointly and severally agrees that the restrictions and covenants contained in this Section 6 shall be construed independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Consultant or the Covenantor against the Corporation, whether predicated under this Agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the said restrictions and covenants contained in this paragraph. Further, any clause or provision of this Section 6 that may be found unenforceable shall be considered to be severable from the rest of this Section 6, which remaining portion shall continue in full force and effect in accordance with the terms of this Section 6 and the Agreement.

(d)
Each of the Consultant and the Covenantor jointly and severally acknowledges, agrees and understands that, without prejudice to any and all remedies to the Corporation, an injunction is (but is not the only) effective remedy for any breach of the Consultant's and the Covenantor's covenants under this paragraph, and that the Corporation would suffer irreparable harm and injury in the event of any such breach. Accordingly, each of the Consultant and the Covenantor jointly and severally hereby agrees that the Corporation may apply for and have injunctive relief, including an interim or interlocutory injunction, in any Court of competent jurisdiction to enforce any of the provisions in this Section 6 upon the breach or threaten breach thereof Each of the Consultant and the Covenantor jointly and severally further agrees that the Corporation may apply for and is entitled to said injunctive relief without having to prove damages, and is entitled to all costs and expenses, including legal costs.

7.              Non-Competition

(1)	In this Agreement, the following expressions shall have the following meanings, namely:

	(a)	“Business" means the creation, marketing, leasing, licensing, distribution, sale and maintenance of various software products for use in the automotive industry;

	(b)	"Prohibited Period" means each of the following time periods:

		(i)	one (1) year from the date of termination of this Agreement; and/or

		(ii)	two (2) years from the date of termination of this Agreement; and/or

		(iii)	three (3) years from the date of termination of this Agreement; and/or

		(iv)	four (4) years from the date of termination of this Agreement; and/or

		(v)	five (5) years from the date of termination of this Agreement; and/or during the Term.

	(c)	"Prohibited Area" means each of the following areas:

		(i)	within the Province of Ontario;

		(ii)	within the Regional Municipalities of York, Simcoe, Peel, Durham and the Municipality of Metropolitan Toronto;

		(iii)	all that portion of the Province of Ontario lying within a radius of 40 miles of the City of Toronto city hall;

		(iv)	all that portion of the Province of Ontario lying within a radius of miles of the City of Toronto city hall.

	(d)	"person" includes any individual, firm, partnership, joint venture, company,

corporation, syndicate, association, government or any department or agency thereof, trustee or any other entity or organization and the heirs, executors, administrators or other legal representatives of an individual; and words importing "person" have similar meanings;

	(e)	"related" and "associated" shall have the meanings ascribed thereto in the Income Tax Act (Canada);

	(f)	"Specified Capacity" means:

		(a)	an individual or proprietor;

		(b)	as a co-owner, partner with or shareholder of any other person;

		(c)	as an employee, officer or director of any other person;

		(d)	as manager for any other person;

		(e)	as agent for any other person;

		(f)	as a co-adventurer, joint venturer or participator in interest with any person;

		(g)	as advisor to any other person;

provided always that nothing in this Agreement shall prohibit the Consultant or the Covenantor from holding shares, debentures or other securities listed on a recognized stock exchange.

(2)
Each of the Consultant and the Covenantor jointly and severally covenants and agrees with the Corporation that it\he will not, during the Term, including any renewals or extensions thereof, and at any time during the Prohibited Period:

		(i)	in any Specified Capacity carry on or be engaged in the Business within the Prohibited Area;

		(ii)	in any other manner whatsoever, carry on, be engaged in, concerned with or interested in the Business within the Prohibited Area;

		(iii)	lend money to, advise, guarantee the debts or obligations of any person engaged in the Business within the Prohibited Area; or

		(iv)	authorized his name, or any part thereof, being used or employed by or associated with any person engaged in the Business within the Prohibited Area.

(v)
in any Specified Capacity, solicit the customers of the Corporation or its Subsidiaries (as hereinafter defined) as such customers exist and/or are known to the Consultant or the Covenantor as of the date that the Consultant ceases to be retained by the Corporation nor shall he assist, engage in or solicit in any Specified Capacity or in any manner whatsoever, any individual, firm, partnership, corporation or other entity, soliciting the customers of the Corporation or its Subsidiaries as they exist as of date that the Consultant ceases to be retained by the Corporation with a view to competing with the Corporation or its Subsidiaries.

(vi)
in any Specified Capacity hire or take or caused to be hired or taken away, any employee or former employee of the Corporation or its Subsidiaries who was employed by the Corporation or its Subsidiaries during the five (5) years preceding the date the Consultant ceases to be retained by the Corporation.

(3)
The covenant or covenants in Subsection 7(2) and Subparagraphs 7(2)(i) to 7(2)(vi), inclusive, shall be construed as if it is or they are divided into separate and distinct covenants in respect of each party hereto, each Prohibited Period, each Specified Capacity and each geographical area, and each such distinct covenant shall constitute a separate covenant severable from all other such distinct covenants. Without prejudice to the generality of the foregoing:

(a)
insofar as any such covenant relates to a Specified Capacity, it shall be separate and severable from such other covenants insofar as it relates to any other Specified Capacity so that if any covenant is determined to be unenforceable or declared invalid in whole or in part for any reason whatsoever, it shall be deemed not to affect or impair the enforceability or validity of any other covenant or any part thereof,

(b)
insofar as any such covenant relates to a Prohibited Period, each time period included in the definition of Prohibited Period as set forth in Subsection 7(l)(b) hereof shall produce a separate and distinct covenant of the Consultant and the Covenantor for each such time period; so that if any of such covenants (being less than all of them) are determined to be void, unenforceable or ineffective as a consequence of that time period being too long or for any other reason whatsoever, then such determination shall not affect or impair the validity of any of the remaining covenants; and

(c)
insofar as any such covenant relates to a Prohibited Area, each geographical area included in the definition of Prohibited Area as set forth in Subsection 7(l)(c) of this Agreement shall produce a separate and distinct covenant of the

Consultant and the Covenantor for each such geographical area; so that if any of such covenants (being less than all of them) are determined to be void or unenforceable as a consequence of that area being too large or for any other reason whatsoever, then such determination shall not affect or impair the validity of any of the remaining covenants.

(4)
The Consultant and the Covenantor acknowledge, agree, and understand that, without prejudice to any and all remedies available to the Corporation, an injunction is the only effective remedy for any breach of the Consultant's and the Covenantor's covenants under this paragraph and that the Corporation would suffer irreparable harm and injury in the event of any such breach. Accordingly, the Consultant and the Covenantor hereby agree that the Corporation may apply for and have injunctive relief, including an interim or interlocutory injunction, in any court of competent jurisdiction, to enforce any of the provisions in this paragraph upon the breach or threatened breach thereof. The Consultant and the Covenantor further agree that the Corporation may apply for and is entitled to said injunctive relief without having to prove damages, and is entitled to all costs and expenses, including reasonable legal costs.

(5)
The Consultant and the Covenantor understand and agree that the restrictions and covenants contained in this paragraph are reasonable in the circumstances and constitute a material inducement to the Corporation to enter into this Agreement, and that the Corporation would not enter into this Agreement absent such inducement. The Consultant and the Covenantor agree that the restrictions and covenants contained in this paragraph shall be construed independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Consultant against the Corporation, whether predicated under this Agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the said restrictions and covenants contained in this paragraph Further, any clause or provision of this paragraph that may be found unenforceable shall be considered to be severable from the rest of this paragraph, which remaining portions shall continue in full force and effect in accordance of the terms of this paragraph and Agreement.

(6)
For the purposes of this Agreement, "Subsidiaries" mean Data Gathering Service Inc., Aftersale Income Management Inc., 626872 Ontario Limited and any affiliated, related or subsidiary companies (as the terms are defined in the Ontario Business Corporations Act and any successor legislation) presently existing or formed during the Term (including any renewals or extensions thereof) and their respective successors and assigns.

8.             Waiver of Breach
                The waiver by any party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by any party.

9.             Assignment
                The Corporation shall have the tight to assign this Agreement to its successors and all covenants and agreements hereunder shall enure to the benefit of and be enforceable by or against its said successors. The term "successor" shall include any party which buys all or substantially all of the Corporation's assets, or all of its shares, or with which it amalgamates, merges or consolidates, or any subsidiary or associate of the Corporation.

10.           Severability
                If any term or covenant of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or covenant to the party or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and obligation of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

11.           Notices
                Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by prepaid registered mail or personal delivery. Such notice shall be sent or delivered to the Consultant at his residence as indicated in the records of the Corporation or office of employment and to the Corporation at: 180 Lesmill Road, Don Mills, Ontario, M3B 2T5, and shall be deemed to be given at the time of said personal delivery or, if mailed, on the third business day following the date of mailing.

12.           Entire Agreement
                This Agreement contains the entire agreement of the parties and way not be changed without the mutual written approval of the Corporation, the Consultant and the Covenantor.

13.           Interpretation Not Affected by Headings or Party Drafting
                Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

14.           Accounting Calculations
                All accounting calculations herein shall be performed by the accountants of the Corporation in accordance with generally accepted accounting principles.

15.           Governing Law
                This Agreement and the performance or breach hereof shall be governed by the procedural and substantive laws in effect in the Province of Ontario, Canada.

16.           Currency
                All references to currency shall mean lawful money of Canada.

17.           Rules and Regulations
                Except to the extent inconsistent with this Agreement the Consultant shall be bound by the reasonable rules and regulations implemented by the Corporation from time to time,

18.           Counterparts
                This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

19.           Joint and Several Liability
                All representations, warranties, covenants, undertalangs, indemnities, guarantees, acknowledgments, understandings, obligations and agreements of the Consultant and the Covenantor contained in this Agreement, the Schedules attached hereto and in any agreement, certificate, instrument or document related to this Agreement are made jointly and severally by the Consultant and the Covenantor.

20.           Enurement
                This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

                IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
/s/ Signature	)	/s/ Carl Ritter
Witness:	)	CARL RITTER
)
)
)
)
)
)
)

CARBIZ.COM INC.

Per: /s/ Signature

Name:
Title: Director

I HAVE AUTHORITY TO BIND THE CORPORATION

1043917 ONTARIO INC.

Per: /s/ Carl Ritter

Name: Carl Ritter
Title: President

I HAVE AUTHORITY TO BIND THE CORPORATION

SCHEDULE “A”

Management of the operations of the Corporation.

Responsible for: Strategic planning and implementation. Identifying potential acquistions.

Will hold the office of Chairman, CEO and President during the term of this contract.